Exhibit 99.1

For immediate release:
August 14, 2014

Media Contacts:	Investor Contacts:
Bill Price	John O'Connor
1-973-443-2742 (o)	1-973-822-7088 (o)
william.price@zoetis.com

Elinore White
1-973-443-2835 (o)
elinore.y.white@zoetis.com

Zoetis Announces Appointment of Paul Herendeen
as Executive Vice President and Chief Financial Officer

▪	Herendeen brings 16 years of experience as CFO and substantial background in health care

FLORHAM PARK, N.J. - Zoetis Inc. (NYSE:ZTS) today announced the appointment of Paul Herendeen as its new Executive Vice President and Chief Financial Officer (EVP & CFO), completing a leadership transition that began in April. Herendeen has spent the last 16 years in CFO roles at health care companies Warner Chilcott and MedPointe, building on a successful career in finance, banking and private equity partnerships.
In his role at Zoetis, Herendeen will oversee the company’s Finance and Information Technology (IT) organizations and be part of the Zoetis Executive Team, reporting to CEO Juan Ramón Alaix. He will have responsibility for the financial management, planning and operations for the company’s $4.6 billion enterprise. He will also leverage his past experiences with IT to oversee the implementation of an Enterprise Resource Planning (ERP) system based on SAP, a significant undertaking to complete the company’s full separation from Pfizer. Herendeen will begin in his role at Zoetis on Sept. 2, 2014.
“We are very pleased to have Paul Herendeen joining our executive team,” said Zoetis Chief Executive Officer Juan Ramón Alaix. “Paul is an experienced and talented CFO with substantial background in the health care sector and as a public company CFO. His track record demonstrates an ability to create value and growth for companies where he has been part of the leadership team. We look forward to Paul using his expertise to enhance our global finance organization and in demonstrating and communicating our value proposition to investors.”
“I am very excited to be joining Zoetis and its leadership team at this point in its young life as a public company,” said Paul Herendeen, newly appointed EVP and CFO for Zoetis. “Zoetis is a company with tremendous capabilities, talented people and market leadership positions in a growing global animal health industry. I see a great opportunity to continue building on the company’s success as the world leader in animal health, bringing innovations to customers, and creating value for our shareholders.”
Herendeen replaces former EVP and CFO Rick Passov, who left the company in April. Glenn David, Senior Vice President of Finance Operations, has been serving as Acting CFO in the interim. David will remain at Zoetis and be an integral part of Herendeen’s leadership team.
“We are very grateful for Glenn’s service as Acting CFO,” said Alaix. “He has provided stability and valuable leadership with our colleagues and the investment community during this transition. He did a great job, initiated a number of improvements that will carry forward, and remains a valuable leader for Zoetis.”
Track Record of Financial Leadership and Value Creation
Herendeen brings more than 30 years of broad financial experience and leadership to his role at Zoetis, including 16 years as CFO of Warner Chilcott and MedPointe.
From 2005 to 2013, Herendeen served as CFO at Warner Chilcott, a specialty pharmaceuticals company, which had a successful IPO in 2006, grew its revenue and profitability, and was acquired by Actavis in 2013. He joined Warner Chilcott after four years as EVP and CFO of MedPointe, a privately held health care company. He had been Warner Chilcott’s CFO from 1998 until 2000, joining the company after representing one of its lead investors on Warner Chilcott’s Board of Directors. Herendeen helped grow the company’s revenues and conduct its first successful IPO, and later helped complete the company’s acquisition by Galen PLC.
From 1989 to 1998, Herendeen spent nine years as a principal investor at both Dominion Income Management and Cornerstone Partners, where he worked on investments as well as mergers and acquisitions for the firms and their portfolio companies. He also spent the early part of his career in banking and public accounting, having held various positions with the investment banking group of Oppenheimer & Company, the capital markets group of Continental Bank Corporation, and as a senior auditor with Arthur Andersen & Company.

Herendeen earned a Master of Business Administration (MBA) in Finance from the University of Virginia’s Darden School of Business, and holds a bachelor’s degree in Business Administration from Boston College.
About Zoetis
Zoetis (zô-EH-tis) is the leading animal health company, dedicated to supporting its customers and their businesses. Building on more than 60 years of experience in animal health, Zoetis discovers, develops, manufactures and markets veterinary vaccines and medicines, complemented by diagnostic products and genetic tests and supported by a range of services. In 2013, the company generated annual revenue of $4.6 billion. With approximately 9,800 employees worldwide at the beginning of 2014, Zoetis has a local presence in approximately 70 countries, including 27 manufacturing facilities in 10 countries. Its products serve veterinarians, livestock producers and people who raise and care for farm and companion animals in 120 countries. For more information, visit www.zoetis.com.

DISCLOSURE NOTICES
Forward-Looking Statements:  This press release contains forward-looking statements, which reflect the current views of Zoetis with respect to business plans or prospects, future operating or financial performance, expectations regarding products, future use of cash and dividend payments, and other future events. These statements are not guarantees of future performance or actions. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management's underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Zoetis expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.  A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors,” in our Quarterly Reports on Form 10-Q and in our Current Reports on Form 8-K. These filings and subsequent filings are available online at www.sec.gov, www.zoetis.com, or on request from Zoetis.
Internet Posting of Information: We routinely post information that may be important to investors in the 'Investors' section of our web site at www.zoetis.com, on our Facebook page at http://www.facebook.com/zoetis and on Twitter @zoetis. We encourage investors and potential investors to consult our website regularly and to follow us on Facebook and Twitter for important information about us.

# # #